EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-137162) of CardioGenics Holdings Inc. of our report dated July 29, 2009 relating to the consolidated balance sheet of CardioGenics Holdings Inc. [formerly CardioGenics Inc., (a development stage company)], as of October 31, 2008 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended, which appears in this Annual Report on Form 10-K.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

(Signed) “BDO Canada LLP”

Chartered Accountants, Licensed Public Accountants

Toronto, Ontario
February 12, 2010